Exhibit 99.1

Portland, Oregon

June 7, 2007

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2007

Cascade Corporation (NYSE: CAE) today reported its financial results for the first quarter ended April 30, 2007.

Overview

•                  Net sales of $135.5 million for the first quarter of fiscal 2008 were 15% higher than net sales of $117.8 million for the prior year quarter.

•                  Net income of $23.8 million ($1.90 per diluted share) for the first quarter of fiscal 2008 was 116% higher than net income of $11.0 million ($0.84 per diluted share) for the first quarter of fiscal 2007. The increase in net income reflects the overall strength of our global operations and the settlement of an insurance litigation claim.  Excluding the effect of the insurance litigation recovery, net income was $1.07 per diluted share (see separate pro forma calculation).

First Quarter Fiscal 2008 Summary

•                  Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended April 30,	2007	2006	% Change
Net sales	$135,500	$117,774	15%
Gross profit	43,229	36,689	18%
Gross profit %	32%	31%
SG&A	21,132	19,852	6%
Gain on disposition of assets	35	662
Insurance litigation recovery, net	15,977	—
Operating income	37,311	17,197	117%
Interest expense, net	838	177
Income before taxes	36,395	17,054	113%
Provision for income taxes	12,599	6,020
Effective tax rate	35%	35%
Net income	$23,796	$11,034	116%
Diluted earnings per share	$1.90	$0.84	126%
Net of insurance settlement	$1.07	$0.84	27%

Cascade Corporation

June 7, 2007

•                  Higher sales were primarily the result of higher levels of business activity in Europe, Asia Pacific and China.  Details of the sales increase  over the prior year first quarter follow (in millions):

Revenue growth (including acquisition)	$14.2	12%
Foreign currency changes	3.5	3%
Total	$17.7	15%

•                  The consolidated gross profit percentage of 32% was 1% higher than in the prior year.  In the current year we continue to see the benefit of our China expansion both in terms of lower production costs and sourcing of certain raw materials and components from within China.

•                  The majority of the increase in SG&A was attributable to changes in foreign currency and additional costs because of the acquisition of Pacific Services and Manufacturing, Inc. (PSM) in the fourth quarter of fiscal 2007.

•                  The effective tax rate of 35% is consistent with the first quarter of the prior year.

Market Conditions

•                  Percentage changes in lift truck industry shipments, by region, as compared to the prior year are outlined below.  Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate with the demand for our products.

First Quarter*
North America	(8)%
Europe	23%
Asia Pacific, excluding China	2%
China	23%

*Represents calendar year data

•                  The lift truck market outlook is for shipment levels to remain at current levels through the remainder of the year.

North America Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2007	2006	% Change
Net sales	$71,382	$66,615	7%
Gross profit	28,156	25,958	8%
Gross profit %	39%	39%
SG&A	12,139	11,468	6%
Loss (gain) on disposition of assets	(74)	4
Amortization	588	89
Insurance litigation recovery, net	(15,977)	—
Operating income	31,480	14,397	119%

•                  Excluding sales related to our acquisition of PSM, North America net sales decreased 1%.  We do not believe the current sales levels are an indication of any loss of our market share in North America, but a reflection of the flattening of activity in the North American lift truck industry.  Details of the revenue increase over the prior year quarter follow (in millions):

Revenue growth (including acquisition)	$4.8	7%
Foreign currency changes	(0.1)	—
Total	$4.7	7%

•                  The gross profit percentage of 39% was the same as the prior year first quarter.  We have been able to offset the effect of general and material cost increases through cost reduction activities or sales price increases.

•                  Selling and administrative costs increased due to the PSM acquisition and general cost increases.

•                  Higher amortization costs in fiscal 2008 related to amortization of intangible assets related to our PSM acquisition.

Europe Summary

•                  Summary of financial results are outlined below (in thousands):

Quarter ended April 30,	2007	2006	% Change
Net sales	$41,604	$33,221	25%
Gross profit	7,605	5,344	42%
Gross profit %	18%	16%
SG&A	6,226	5,852	6%
Loss (gain) on disposition of assets	8	(662)
Amortization	205	207
Operating income (loss)	1,166	(53)

•                  Details of the revenue increase over the prior year quarter follow (in millions):

Revenue growth	$5.2	16%
Foreign currency changes	3.2	9%
Total	$8.4	25%

•                  The increase in sales in Europe can be primarily attributed to a strong European lift truck market.

•                  The gross profit percentage in Europe was higher compared to the prior year.  In the current year, we received the benefit of better overhead cost absorption with increased sales and improved manufacturing efficiencies.

•                  Excluding the impact of currency changes, selling and administrative expenses decreased 3% in Europe, primarily due to lower warranty costs.

•                  The gain on disposition of assets in the first quarter of the prior year primarily relates to the sale of our manufacturing facility in Hoorn, The Netherlands.

Asia Pacific Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2007	2006	% Change
Net sales	$13,795	$11,137	24%
Gross profit	3,597	2,749	31%
Gross profit %	26%	25%
SG&A	1,957	1,948
Gain on disposition of assets	—	(4)
Operating income	1,640	805	104%

•                  The sales increase in the Asia-Pacific region was primarily due to strong sales growth in Korea and Japan.  Details of the revenue increase over the prior year quarter follow (in millions):

Revenue growth	$2.5	22%
Foreign currency changes	0.2	2%
Total	$2.7	24%

•                  The current year gross profit percentage was 26%, an increase of 1% over the prior year.  The sourcing of lower cost product from China is the primary reason for the increase.

•                  Selling and administrative costs decreased 2% in the current year, excluding the impact of currency changes, due to lower general costs in fiscal 2008.

China Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2007	2006	% Change
Net sales	$8,719	$6,801	28%
Gross profit	3,871	2,638	47%
Gross profit %	44%	39%
SG&A	810	584	39%
Loss on disposition of assets	31	—
Amortization	5	6
Operating income	3,025	2,048	48%

•                  The net sales increase in China is due to a very strong Chinese lift truck market.  Details of the revenue increase over the prior year quarter follow (in millions):

Revenue growth	$1.7	24%
Foreign currency changes	0.2	4%
Total	$1.9	28%

•                  Gross margin percentages in China increased to 44% from 39%.  This increase reflects the benefit of sourcing certain raw materials and components from within China and lower production costs due to process improvements.

•                  Selling and administrative costs increased 35% excluding currency changes.  This increase is due to additional costs to support the expansion of our Chinese operations.

Dividend, Share Repurchase and Other Matters:

•                  On June 5, 2007, our Board of Directors declared a quarterly dividend of $0.18 per share, payable on July 19, 2007 to shareholders of record as of July 3, 2007.

•                  On September 5, 2006, our Board of Directors authorized a share repurchase program of up to $80 million over a two year period.  As of April 30, 2007, we have repurchased 1.1 million shares of common stock for $61 million.

Pro Forma Financial Information:

The calculation of diluted earnings per share excluding the insurance recovery is as follows (in thousands, except per share amount):

Three months ended
April 30, 2007

Net income as reported	$23,796
Less: insurance litigation recovery, net of income taxes of $5,592	(10,385)

Adjusted net income, excluding insurance litigation recovery	$13,411

Diluted weighted average shares outstanding	12,545
Diluted earnings per share, excluding insurance litigation recovery	$1.07

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, June 7, 2007 at 2:00 pm PDT.  Robert C. Warren, Jr., President and Chief Executive Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-8862, International callers can access the call by dialing (303) 262-2211.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11090718#, or internationally, by dialing (303) 590-3000 and entering passcode 11090719#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share amounts)

	Three Months Ended
	April 30
	2007	2006
Net sales	$135,500	$117,774
Cost of goods sold	92,271	81,085
Gross profit	43,229	36,689

Selling and administrative expenses	21,132	19,852
Gain on disposition of assets	(35)	(662)
Amortization	798	302
Insurance litigation recovery, net	(15,977)	—

Operating income	37,311	17,197
Interest expense	995	532
Interest income	(157)	(355)
Other expense (income), net	78	(34)

Income before provision for income taxes	36,395	17,054
Provision for income taxes	12,599	6,020

Net income	$23,796	$11,034

Basic earnings per share	$1.99	$0.88
Diluted earnings per share	$1.90	$0.84

Basic weighted average shares outstanding	11,966	12,542
Diluted weighted average shares outstanding	12,545	13,174

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	April 30	January 31
	2007	2007

ASSETS
Current assets:
Cash and cash equivalents	$34,642	$36,593
Accounts receivable, less allowance for doubtful accounts of $1,441 and $1,515	90,107	74,992
Inventories	63,268	58,280
Deferred income taxes	3,691	4,481
Prepaid expenses and other	7,926	8,609
Total current assets	199,634	182,955
Property, plant and equipment, net	86,723	84,151
Goodwill	103,757	99,498
Deferred income taxes	12,274	11,817
Intangible assets, net	16,305	17,026
Other assets	1,998	1,985
Total assets	$420,691	$397,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,194	$4,546
Current portion of long-term debt	12,500	12,573
Accounts payable	28,625	26,008
Accrued payroll and payroll taxes	10,022	9,391
Accrued environmental expenses	985	1,024
Income taxes payable	5,987	—
Dividends payable	1,886	—
Other accrued expenses	14,773	16,283
Total current liabilities	76,972	69,825
Long-term debt, net of current portion	40,000	34,000
Accrued environmental expenses	5,600	5,838
Deferred income taxes	3,415	2,798
Employee benefit obligations	9,562	9,719
Other liabilities	3,275	3,616
Total liabilities	138,824	125,796

Commitments and contingencies

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 11,787 and 12,070 shares issued and outstanding	5,893	6,035
Retained earnings	256,215	253,307
Accumulated other comprehensive income	19,759	12,294
Total shareholders’ equity	281,867	271,636
Total liabilities and shareholders’ equity	$420,691	$397,432

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended
	April 30
	2007	2006
Cash flows from operating activities:
Net income	$23,796	$11,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,277	3,784
Share-based compensation	984	931
Deferred income taxes	355	(586)
Gain on disposition of assets	(35)	(662)
Changes in operating assets and liabilities:
Accounts receivable	(12,713)	(10,355)
Inventories	(3,174)	2,754
Prepaid expenses and other	1,066	130
Accounts payable and accrued expenses	2,582	(3,742)
Income taxes payable and receivable	6,787	3,262
Other assets and liabilities	(858)	85
Net cash provided by operating activities	23,067	6,635

Cash flows from investing activities:
Capital expenditures	(5,249)	(3,251)
Sales of marketable securities	—	7,000
Purchases of marketable securities	—	(6,100)
Proceeds from disposition of assets	176	1,521
Net cash used in investing activities	(5,073)	(830)

Cash flows from financing activities:
Payments on long-term debt	(31,073)	—
Proceeds from long-term debt	37,000	—
Notes payable to banks, net	(2,413)	(366)
Common stock issued under share-based compensation plans	1,404	114
Common stock repurchased	(24,496)	—
Excess tax benefit from exercise of share-based compensation awards	686	23
Net cash used in financing activities	(18,892)	(229)

Effect of exchange rate changes	(1,053)	(942)

Change in cash and cash equivalents	(1,951)	4,634
Cash and cash equivalents at beginning of period	36,593	35,493
Cash and cash equivalents at end of period	$34,642	$40,127